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                                                                      EXHIBIT 11


                         AUTOMATIC DATA PROCESSING, INC
                                AND SUBSIDIARIES
                        CALCULATION OF EARNINGS PER SHARE
                    (In thousands, except per share amounts)

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                                                                                      YEAR ENDED JUNE 30,
                                                             ----------------------------------------------------


                                                             1999          1998       1997      1996       1995
                                                             ----------------------------------------------------
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BASIC EARNINGS PER SHARE:
Net earnings applicable to common shares                     $696,840   $608,262   $515,244   $454,747   $396,448
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Average number of common shares outstanding                   615,630    600,803    588,112    582,861    575,151
                                                             --------   --------   --------   --------   --------
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Basic earnings per share                                     $   1.13   $   1.01   $   0.88   $   0.78   $   0.69
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DILUTED EARNINGS PER SHARE:
Net earnings used in basic earnings per share                $696,840   $608,262   $515,244   $454,747   $396,448
Adjustment for interest (net of tax) - Zero coupon
convertible subordinated notes (5 1/4% yield)                   3,607      7,833     11,302     11,703     11,330
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Net earnings used for diluted earnings per share             $700,447   $616,095   $526,546   $466,450   $407,778
                                                             --------   --------   --------   --------   --------
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Average number of shares outstanding on a diluted basis:
Shares used in calculating basic earnings per share           615,630    600,803    588,112    582,861    575,151
Diluted effect of all stock options outstanding after
 application of treasury stock method                          15,306     13,363     12,633     12,317        953
Shares assumed to be issued upon conversion of Debentures-
 Zero coupon convertible subordinated notes (5 1/4% yield)      5,956     14,030     19,372     20,720     32,476
                                                             --------   --------   --------   --------   --------

Average number of shares outstanding on a diluted basis       636,892    628,196    620,117    615,898    608,580
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Diluted earnings per share                                   $   1.10   $   0.98   $   0.85   $   0.76   $   0.67
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